Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of SCANA Corporation and the effectiveness of SCANA Corporation's internal control over financial reporting dated February 27, 2009, appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2008, and our report dated June 29, 2009 appearing in the Annual Report on Form 11-K of SCANA Corporation’s Stock Purchase–Savings Plan for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
Columbia, South Carolina
August 10, 2009